Exhibit 99.1
FOR IMMEDIATE RELEASE

Wescorp to Build a Mobile H2Omaxx Water Remediation Unit For Demonstration and Marketing

CALGARY, Alberta (Thursday March 4th, 2010) – Wescorp Energy Inc. (OTCBB: WSCE) is pleased to announce that it has entered into a contract for K-Line Trailers Ltd., to design and construct a full-size, commercial grade H2Omaxx mobile water remediation unit for Wescorp. The self-contained unit will contain its own storage, separation, and containment tanks, micro-aeration generators, software and computer automation technology to allow the water remediation to occur at full capacity with minimal human supervision.

The mobile H2Omaxx unit will satisfy both Wescorp’s and the appropriate regulatory, environmental and safety standards. K-Line has agreed to fund the total cost of design and construction of the mobile unit. Repayment by Wescorp will be scheduled no earlier than 12 months after the full commissioning of the unit.

This H2Omaxx unit will be operated as a mobile demonstration unit at oil and gas production sites across Western Canada and in the United States and will showcase its technology at industry trade shows.

“Wescorp’s mission is to demonstrate for industry how effective the H2Omaxx technology is. Customers will be able to test and verify within hours at their site how effective hydrocarbon removal from water can be”, commented Robert Power, Executive Chairman of Wescorp. “Wescorp will offer an on-site test service at no cost to the customer. We are very confident in the price competitiveness of the H2Omaxx technology.“

Wescorp’s 2,000 barrel per day H2Omaxx commercial unit has returned to Canada and has been refurbished for field operations at one of Cancen’s remediation facilities in Alberta, Canada. Cancen is currently awaiting final environmental approval from the Alberta regulatory boards prior to commissioning on site.

About Cancen

Cancen Oil Canada Corporation (www.cancenoil.com) specializes in the general cleanup and disposal of slop oil, tank bottoms, and off-spec oil. By re-processing and selling the cleaned oil, Cancen is helping to ensure that waste oil is prevented from entering the ecosystem.

About Wescorp

Wescorp Energy Inc. (www.wescorpenergy.com) is a clean water company which provides the oil and gas industry with water purification solutions that overcome environmental remediation challenges.

Wescorp shares trade on the NASD.OTC Bulletin Board under the symbol “WSCE”.

Safe Harbor Statement

Any statements contained herein that are not historical facts may be forward-looking statements, and involve risks and uncertainties. Potential factors could cause actual results to differ materially from those expressed or implied by such statements. Information on the potential factors that could affect the Company's actual results of operations is included in its filings with the Securities and Exchange Commission. These risks may be further discussed in periodic reports and registration statements to be filed by the Company from time to time with the Securities and Exchange Commission in the future.

Investor Relations contact:

Mark Komonoski
Toll-Free	1.877.255.8483
Office Line	1.403.255.8483
Mobile	1.403.470.8384

Email: mkomonoski@wescorpenergy.com
Website: www.wescorpenergy.com